EXHIBIT 10.3

Certain identified information has been excluded from this exhibit because it is both not material and is of the type that the registrant treats as private or confidential. This redacted information has been marked in this exhibit with three asterisks [***].

AMENDED AND RESTATED MASTER SERVICES AGREEMENT
for Custom Ex Vivo Cellular Manufacturing Services

THIS AMENDED AND RESTATED MASTER SERVICES AGREEMENT (this “Agreement”) is entered into as of Nov. 30, 2021 (the “Effective Date”), by and between MILTENYI BIOTEC, INC., a California corporation and wholly-owned subsidiary of Miltenyi Biotec B.V. & Co. KG, having a principal place of business at 2303 Lindbergh St., Auburn, CA 95602, USA (“MBI”), and AVROBIO, INC., a Delaware corporation, having a principal place of business at One Kendall Square, Building 300, Suite 201, Cambridge, MA 02139, USA (“Client”) (each individually a “Party” and collectively the “Parties”).

RECITALS

WHEREAS, Client has expertise in the field of innovative cellular therapies and is engaged in the development of cellular therapy products for use in patient treatment;

WHEREAS, MBI provides contract development and manufacturing services with respect to cell-based therapeutic products for clinical applications;

WHEREAS, Client desires to engage MBI to perform, and MBI is willing to perform, development and manufacturing services with respect to one or more cell-based therapeutic product(s) on behalf of Client, on the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, MBI and Client entered into the Master Services Agreement dated October 9, 2017 (the “Prior Agreement”), and now, subject to Section 12.4, wish to replace the Prior Agreement in its entirety with the Agreement set forth herein as of the Effective Date.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and premises contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

1.
DEFINITIONS; INTERPRETATION.
1.1
“Affiliate” shall mean, with respect to a Party to this Agreement, any corporation, company or other business entity controlled by, controlling, or under common control with such Party. For the purposes of this definition, the term “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of more than 50% of the outstanding voting securities of a corporation or comparable equity interest in any other type of business entity, or the power to direct the management and policies of such corporation, company or other business entity.

1.2
“Agreed Standards” shall mean, to the exclusion of any other standards: (a) with respect to particular Services or Manufacturing, under an SOW, the agreed standards for performance of such Services or Manufacturing, as expressly specified in such SOW; or (b) with respect to any Results to be generated by Services or Product to be Manufactured under an SOW, the agreed standards for generation of such Results or Manufacture of such Product, which shall include any relevant Specifications, as expressly specified in such SOW or in the applicable Quality Agreement (if any).
1.3
“Applicable Laws” shall mean all relevant federal, state and local laws, statutes, rules, regulations, and ordinances in the United States applicable to the Parties or their respective obligations under this Agreement, including Manufacture of Product at the Facility. Applicable Laws include, only in the case of Manufacture of GMP Product Batches, as such GMP Manufacture is expressly stated in the relevant SOW or Quality Agreement, (a) the FD&C Act; (b) GMP; and (c) all applicable regulations and guidelines of the FDA and/or any other relevant regulatory authority in the United States applicable to the Manufacture of Product for the agreed purpose of use; in each case, together, with any and all amendments thereto.
1.4
“Bankruptcy Event” shall mean that: (a) MBI becomes insolvent; or (b) voluntary or involuntary proceedings by or against MBI are instituted in bankruptcy or under any insolvency law, which proceedings, if involuntary, shall not have been dismissed within ninety (90) calendar days after the date of filing; or (c) a receiver or custodian is appointed for MBI, or proceedings are instituted by or against MBI for corporate reorganization or the dissolution of MBI, which proceedings, if involuntary, shall not have been dismissed within ninety (90) calendar days after the date of filing; or (d) MBI makes an assignment of substantially all of its assets for the benefit of its creditors, or substantially all of the assets of MBI are seized or attached and not released within ninety (90) calendar days thereafter.
1.5
“Batch” shall mean a specific quantity of Product that is intended to be of uniform character and quality and is produced during the same cycle of Manufacture.
1.6
“Batch Documentation” shall mean all of the documentation associated with the Manufacture and testing of a given GMP Product Batch, including master batch record(s), executed batch records, QC data, deviation reports, and the Certificate of Analysis and Certificate of Compliance. For the avoidance of doubt, Batch Documentation shall be considered Client Property and Client Confidential Information, but only to the extent such Batch Documentation does not incorporate MBI Technology.
1.7
“Cancellation Fee” shall have the meaning provided in Section 3.4.
1.8
“Certificate of Analysis” means a document, signed by an authorized representative of MBI, describing the applicable Specifications for, and testing methods applied to, a Batch of Product, and the results of such testing.
1.9
“Certificate of Compliance” means a document, signed by an authorized representative of MBI, attesting that a particular Batch of Product was Manufactured in accordance with GMP.
1.10
“Change Order” means an order issued pursuant to Section 2.3 hereof, authorizing additional Services or Manufacturing, or changes thereto, under a Statement of Work.
1.11
“Client Equipment” means the equipment, if any, identified on the applicable SOW as being provided by Client or purchased or otherwise acquired by MBI on Client’s behalf at Client’s expense.
1.12
“Client Information” shall mean any Information that is disclosed by Client to MBI and/or its Affiliates for use in the performance of the applicable Project.

1.13
“Client Materials” shall mean any and all biological and/or chemical materials that are transferred by or on behalf of Client to MBI and/or its Affiliates for use in the performance of the applicable Project; but excluding Client-Supplied Raw Materials.
1.14
“Client Property” shall have the meaning provided in Section 7.1.
1.15
“Client-Supplied Raw Materials” shall have the meaning provided in Section 3.3.
1.16
“Client Technology” means (a) Client Materials, Client-Supplied Raw Materials, and any intermediates, components, or derivatives thereof; (b) Product and any intermediates, components, or derivatives of Product; (c) Specifications; (d) Client Information; and (e) the methods, techniques, trade secrets, copyrights, know-how, data, documentation, regulatory submissions, specifications and other intellectual property of any kind (whether or not protectable under patent, trademark, copyright or similar laws) owned by or licensed to Client (i) existing prior to the Effective Date, (ii) developed or obtained by, or on behalf of, Client independent of this Agreement, or (iii) developed by MBI (or its Affiliates or subcontractors) in connection with the performance of its obligations hereunder that (1) is identified as Results for the relevant SOW, (2) specifically relates to any Client Information, Client Materials, Client- Supplied Raw Materials, or Client Confidential Information, and (3) does not otherwise fall under the definition of MBI Technology.
1.17
“Confidential Information” of a Party shall mean, subject to the exceptions set forth in Section 8.2, any and all Information that is disclosed or made available by or on behalf of such Party (the “Disclosing Party”) to the other Party (the “Receiving Party”) or any of the Receiving Party’s Representatives, either before or after the Effective Date, in connection with this Agreement or pursuant to the Prior Agreement; in each case, whether in writing, orally, visually, or otherwise. For clarity, all “Confidential Information” (as such term is defined in the Prior Agreement) disclosed or made available by or on behalf of the Disclosing Party to the Receiving Party or any of its Representatives pursuant to or in connection with the Prior Agreement shall be deemed the Confidential Information of such Disclosing Party for purposes of this Agreement.
1.18
“Deposit” shall have the meaning provided in Section 4.7.
1.19
“Disclosing Party” shall have the meaning provided in Section 1.17.
1.20
“Expenses” shall have the meaning provided in Section 4.2.
1.21
“Facility” shall mean the Product manufacturing facility of MBI or its Affiliates at which any Product is Manufactured hereunder.
1.22
“FD&C Act” shall mean the United States Federal Food, Drug and Cosmetic Act and regulations promulgated thereunder, as each may be amended from time to time.
1.23
“FDA” shall mean the United States Food and Drug Administration or the successor thereto.
1.24
“Fee” shall have the meaning provided in Section 4.1.
1.25
“GMP” shall mean current good manufacturing practices for the production of biological products for the United States as set forth in Parts 210, 211 and 600 of Title 21 of the U.S. Code of Federal Regulations (21 CFR 210 and 211), and as set forth in Parts 1270 and 1271 of Title 21 of the U.S. Code of Federal Regulations (21 CFR 1270 and 1271), as applicable, as each may be amended from time to time after the Effective Date, and as interpreted by ICH Harmonised Tripartite Guidelines applicable to biotechnological/biological products; in each case, as applicable to investigational biological products for use in human clinical trials.
1.26
“GMP Product Batch” shall mean a Batch of Product supplied, or to be supplied, to Client hereunder that the applicable SOW expressly specifies is to be Manufactured in accordance with GMP.
1.27
“Information” shall mean any and all technical information and know-how, including without limitation, data, instructions, processes, formulae, trade secrets, expert opinions and other information (in written or other tangible form) including, without limitation, any biological, chemical, pharmacological, toxicological, clinical, assay, control and manufacturing data, biological materials, manufacturing or related technology, analytical methodology, chemical and quality control procedures, protocols, techniques, improvements and results of experimentation and testing.
1.28
“MBI Technology” shall mean: (a) MBI’s proprietary instrument systems (e.g., [***], including, without limitation, all software, protocols operating instructions, etc.), reagents and consumables, and the Manufacturing Process that MBI uses in the Manufacture of Products on behalf of its clients, including all Information relating thereto, that is either (i) owned or controlled by MBI or its Affiliates on the Effective Date or (ii) developed or acquired, and owned or controlled, by MBI or its Affiliates during the Term independently of any activities conducted pursuant to this Agreement; and (b) any improvement, modification or enhancement to such MBI proprietary instrument systems, reagents or consumables or Manufacturing Process (and all Information related thereto) that (i) is made, created, authored, conceived or reduced to practice during the Term (whether or not in the course and as a result of performing Services or Manufacturing), (ii) is not specific to the Product, and (iii) does not specifically relate to any Client Information or proprietary Client Materials or Client-Supplied Raw Materials; including, in each case, all patent and other intellectual property rights in or to any of the foregoing.
1.29
“Manufacture” or “Manufacturing” or “Manufactured” shall mean, with respect to a given Product and as may be set forth in more detail in the applicable SOW, all operations in the manufacture and supply of such Product to Client (and/or its Affiliates and designees) hereunder in accordance with this Agreement, including the acquisition, receipt, incoming inspection, storage and handling of Raw Materials, and the manufacturing, formulation, finishing, filling, production, warehousing, storage, handling, quality control testing including in-process, release and stability testing), bulk packaging, primary and secondary packaging, and labeling, release and delivery of Product to Client (and/or its Affiliates and designees).
1.30
“Manufacturing Process” shall mean any and all processes (or any step in any process) and environment used or planned to be used by MBI or its Affiliates to Manufacture a Product, as evidenced in MBI’s master batch record for such Product, including, without limitation, any and all steps and operations performed by MBI or its Affiliates in connection with the preparation or optimization of Manufacturing, and in-process and quality controls or other analytical procedures performed by MBI or its Affiliates in connection with the Manufacture of Product.
1.31
“Master File” shall mean MBI’s regulatory support file(s) submitted by MBI to FDA (or, if mutually agreed in writing on a case-by-case basis, another regulatory authority) which MBI permits its clients to reference in such clients’ regulatory submissions with respect to investigational new Products that contain or incorporate, or are manufactured using, MBI Technology and/or otherwise manufactured and supplied by MBI, as amended or updated by MBI from time to time in its sole discretion but subject to Section 6.1.
1.32
“Materials” shall have the meaning provided in Section 2.8.

1.33
“Non-Conforming Product” shall have the meaning provided in Section 5.3.
1.34
“Permit” shall mean any application, accreditation, permit, authorization, license, approval, registration, franchise, certificate, permission, exemption, consent, variance (including zoning variance approval), or equivalent decision or document of, from, or required or issued by any governmental authority or under any Applicable Laws for the operation of the Facility and/or performance of Services or Manufacturing, as the foregoing may be amended or supplemented from time to time.
1.35
“Prior Agreement” shall mean the Master Services Agreement between the Parties effective as of October 9, 2017.
1.36
“Product” shall mean a cell-based therapeutic product Manufactured, or to be Manufactured, by MBI on behalf of Client pursuant to an SOW.
1.37
“Project” shall have the meaning provided in Section 2.2.
1.38
“Quality Agreement” shall mean a written agreement between Client and MBI, to be entered into prior to initiation of Manufacturing of any GMP Product Batch, that defines the quality roles and responsibilities of each Party in connection with the Manufacture of GMP Product Batches hereunder.
1.39
“Raw Materials” shall mean starting materials, cells, reagents, cell culture media or processing formulations, components, consumables, disposables, excipients, other ingredients and packaging and labeling materials used in the Manufacture of any Product.
1.40
“Receiving Party” shall have the meaning provided in Section 1.17.
1.41
“Regulatory Filings” shall have the meaning provided in Section 6.1.
1.42
“Representatives” shall mean the applicable Party’s Affiliates, and their officers, directors, employees, consultants, agents and representatives.
1.43
“Results” shall mean any and all data, results, reports and samples (interim and/or final) from the Services performed by MBI and/or its Affiliates that the applicable SOW expressly identifies as deliverables to be disclosed or provided by MBI to Client. For the avoidance of doubt, and notwithstanding any provision of this Agreement to the contrary, Results specifically exclude all MBI Technology (including, without limitation, the Manufacturing Process) and any Master File(s). For the avoidance of doubt, any GMP Product Batch shall not be considered Results of Services.
1.44
“Services” shall mean the particular tasks to be performed by MBI and/or its Affiliates for a given Project under this Agreement, as more fully set out in the applicable SOW, the output of which shall be considered Results. For the avoidance of doubt, Services exclude Manufacturing of any GMP Product Batch.
1.45
“SOW” shall mean a written statement of work for a given Project under which MBI agrees to perform such Project under this Agreement, as amended or modified in accordance with the terms of this Agreement. Each SOW shall be agreed upon by the Parties on a Project-by-Project basis as set forth in Section 2.2, and shall be deemed to include any amendments or applicable Change Orders thereto made in accordance with the terms of this Agreement. Each mutually agreed SOW shall be deemed attached hereto and included in Exhibit A.

1.46
“Specifications” shall mean, for a given Project and with respect to a particular Product, the release and acceptance criteria to which such Product should conform to be considered acceptable for its intended use, which criteria shall be included in, or attached as an exhibit to, the applicable SOW or the corresponding Quality Agreement (or an amendment to either of the foregoing, or a Change Order in the case of an SOW).
1.47
“Term” shall have the meaning provided in Section 10.1.
1.48
“Third Party” shall mean any entity other than MBI, Client and any of their respective Affiliates.
1.49
“Undisputed Payment” shall have the meaning provided in Section 4.6.
2.
SCOPE OF AGREEMENT; PERFORMANCE OF SERVICES.
2.1
Scope of Agreement. As a master form of contract, this Agreement allows the Parties to contract for multiple Projects through the issuance of multiple SOWs as described in Section 2.2, without having to re-negotiate the basic terms and conditions contained herein. The Parties will also agree upon a Quality Agreement containing quality assurance provisions for the Manufacture of Product hereunder, which agreement is incorporated by reference herein.
2.2
Statements of Work. The specific Services or Manufacturing to be provided by MBI for each Project under this Agreement (each, a “Project”) shall be separately specified in an SOW. Each SOW shall become effective only upon signature by both Parties and, upon such signature, shall be deemed attached to this Agreement as part of Exhibit A. SOWs shall be sequentially numbered, shall specifically refer to this Agreement, and shall incorporate the terms and conditions hereof by reference. Each SOW shall also set forth, upon terms mutually agreeable to the Parties, the specific Services or Manufacturing to be performed by MBI, including Results to be provided to Client, as applicable, the anticipated time line and schedule for the performance of such Services or Manufacturing, and the Fees to be paid by Client to MBI for the performance of such Services or Manufacturing, as well as any other relevant terms and conditions. If a Project includes the development or production of specific deliverables, the specifications of such deliverables shall be set forth in the relevant SOW. If an SOW provides for MBI to Manufacture any GMP Product Batch, the Specifications of such Product shall be set forth in such SOW or in the Quality Agreement (as applicable), and such SOW shall expressly specify whether or not such Product is to be Manufactured in accordance with GMP. There shall be no minimum or maximum number of SOWs to be entered into under this Agreement. Each SOW shall be subject to all of the terms and conditions of this Agreement in addition to the specific details set forth in the SOW. To the extent any terms or conditions of an SOW conflict with the terms and conditions of this Agreement, the terms and conditions of this Agreement shall control, unless the SOW expressly states the intent of the Parties that a particular provision of such SOW supersede this Agreement with respect to a particular matter in such SOW. However, if there is any conflict, discrepancy, or inconsistency between the terms of this Agreement or any SOW and those of the Quality Agreement, the Quality Agreement shall control solely in respect of the allocation of the Parties’ quality-related performance obligations. However, this Agreement or the SOW, as applicable and subject to the previous sentence, shall control in all other respects, including in respect of financial obligations and risk allocation. Any modification or addition to the Services or Manufacturing as described in an existing SOW will require execution of a written Change Order in accordance with Section 2.3, and no change, modification or waiver to the SOW will be effective unless specifically set out in the Change Order.
2.3
Change Orders. Modifications or additions to the Services or Manufacturing shall be accomplished through the use of a Change Order. A Change Order must be in writing and signed by each

Party in order to be effective. The signatures of the Parties to a Change Order may be transmitted by facsimile or as a PDF attachment to electronic mail, and such facsimile or PDF will, for all purposes, be deemed to be the original signature of such Party whose signature it reproduces and will be binding upon such Party. The procedure for creating a Change Order is as follows: (a) Client shall submit a written request to MBI specifying the additions or modifications to the Services or Manufacturing desired (the “Change Notice”); and (b) if MBI is prepared to add to or modify the Services or Manufacturing as requested by Client, it shall prepare and submit an amendment to the SOW to Client which shall include a description of the changes and any additional Fees, and which shall be negotiated by the Parties in good faith. On obtaining the Client’s written signature to the Change Order, the Change Order will become part of the SOW. Client acknowledges and agrees that any material change to the Services or Manufacturing may result in an extension of the agreed timelines and/or may cause an increase in the Fee amount and Expenses.
2.4
Client-Supplied Information and Materials. Promptly following the execution of an SOW by the Parties (or at such other time as specified in such SOW), Client shall disclose to MBI the Client Information for such Project specified in the SOW and, subject to Section 2.8, transfer to MBI the Client Materials and Client-Supplied Raw Materials for such Project in the form(s) and quantity(ies) specified in such SOW. All Client Information and Client-Supplied Raw Materials and Client Materials i) will remain the sole property of Client, ii) will be used only in furtherance of the Services or Manufacturing, as applicable, in accordance with this Agreement and SOWs, iii) will not be used or delivered to or for the benefit of any Third Party without the prior written consent of Client, and iv) will be used in compliance with all Applicable Laws. Upon completion of the relevant SOW, MBI agrees to destroy or return to Client all unused quantities of Client Materials and Client-Supplied Raw Materials according to Client’s written directions. MBI will promptly notify Client if at any time it believes any Client Materials, Client-Supplied Raw Materials, or any derivatives, intermediates or components thereof, have been damaged, lost or stolen. Client acknowledges and agrees that MBI shall not be liable for any failure or delay in the performance of Services or Manufacturing hereunder to the extent such failure or delay is caused by any failure or delay of Client in disclosing Client Information or transferring Client Materials and Client-Supplied Raw Materials in accordance with its obligations under the applicable SOW and that, in each case, are necessary for MBI’s performance of such Services or Manufacturing.
2.5
Supply of Equipment. Unless otherwise agreed in an SOW, MBI will supply all equipment necessary to perform the Services or Manufacturing, except that Client will supply the Client Equipment, if any. Client Equipment will not be used by MBI except in performance of Services or Manufacturing under the applicable SOW. Title to Client Equipment will remain with Client and MBI will ensure that Client Equipment is properly labeled as Client property and remains free and clear of any liens or encumbrances arising due to the acts or omissions of MBI. At Client’s written request upon completion or termination of the relevant SOW(s), Client Equipment will be returned to Client, or to Client’s designee, at Client’s expense for any packaging and shipping costs. Unless expressly provided otherwise in the relevant SOW(s), MBI will be responsible for maintenance of the Client Equipment at Client’s expense but subject to Client’s prior written approval of such expense, not to be unreasonably withheld or delayed. To the extent Client provides or purchases spare parts for Client Equipment, such spare parts will remain the property of Client and will be used by MBI only for maintenance of Client Equipment. MBI will immediately notify Client if at any time it believes any Client Equipment has been damaged, lost or stolen.
2.6
Performance of Services. MBI agrees to perform the Services set forth in each SOW in material compliance with the applicable warranties provided in Section 9.2 of this Agreement, the terms and conditions of this Agreement, and such SOW. MBI will perform all Services at the Facility, provide all staff necessary to perform the Services in accordance with the terms of the applicable SOW and this Agreement, and hold at such Facility all Client Materials, Client-Supplied Raw Materials, Client Equipment and other items used in the Services. MBI will not change the location of such Facility or, except as permitted under Section 2.7, use any additional facility for the performance of Services under this Agreement, without at least [***] days prior written notice to, and prior written consent from, Client, which consent will not be unreasonably withheld or delayed (it being understood and agreed that Client may withhold consent pending satisfactory completion of a quality assurance audit and/or regulatory impact assessment of the new location or additional facility, as the case may be). MBI shall use commercially reasonable efforts to perform the Services under each SOW in an efficient and timely manner substantially in accordance with the time line and schedule set forth in such SOW, provided that MBI does not guarantee that any specific delivery date(s) will be met. MBI shall notify Client in writing promptly upon becoming aware of any circumstance that will, or could reasonably be expected to, result in any delay in performance of the Services, and the Parties shall cooperate in good faith to avoid or minimize any such delay.
2.7
Subcontracting. Subject to the prior written consent of Client, MBI may subcontract Services or Manufacturing (or any portion thereof) under an SOW to an Affiliate of MBI or to any Third Party, provided that no such subcontracting shall relieve MBI of any of its obligations hereunder, and MBI shall at all times be responsible for the compliance of its Affiliate and Third Party subcontractors with the terms and conditions of this Agreement and the applicable SOW. Any agreement entered into by MBI and an Affiliate or Third Party shall provide, at a minimum, for confidentiality obligations, ownership and allocation of intellectual property rights, record-keeping, access, and rights to Results that are consistent with the intent and terms of this Agreement.
2.8
Materials. In connection with this Agreement, a Party may provide to the other Party certain biological or chemical materials, including, without limitation, Client Materials (collectively, “Materials”). Except as otherwise expressly set forth in this Agreement or the applicable SOW, all such Materials will remain the sole property of the providing Party, will be used only in furtherance of the activities expressly contemplated by this Agreement, will not be used or delivered to or for the benefit of any Third Party without the prior written consent of the providing Party, and will be used in compliance with all Applicable Laws. The Materials supplied under this Agreement must be used with prudence and appropriate caution in any experimental work because not all of their characteristics may be known. Except as expressly set forth herein or the applicable SOW, THE MATERIALS ARE PROVIDED “AS IS” AND WITHOUT ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTY OF MERCHANTABILITY OR OF FITNESS FOR ANY PARTICULAR PURPOSE OR ANY WARRANTY THAT THE USE OF THE MATERIALS WILL NOT INFRINGE OR VIOLATE ANY PATENT OR OTHER PROPRIETARY RIGHTS OF ANY THIRD PARTY. For purposes of this Section the term “Materials” does not include Product supplied by MBI.
3.
MANUFACTURING AND SUPPLY OF PRODUCTS.
3.1
Specifications; Testing. Subject to Sections 9.3 and 9.5, MBI shall strive to Manufacture Product that will substantially conform to the applicable Specifications for such Product as set forth in the SOW. For the avoidance of doubt, given the highly experimental nature of Client’s Product and limited Manufacturing history of such Product, MBI does not guarantee that any Product will fully conform with Specifications. Client shall take full responsibility for the suitability of the Specifications for obtaining a Product which possesses all desired characteristics and is suitable for the Manufacture of Product. MBI assumes no responsibility for any deficiency of the Specifications in this regard. MBI shall test each Batch of Product in accordance with the applicable SOW or Quality Agreement and supply Client with: (a) a Certificate of Analysis for such Batch; (b) if such Batch is a GMP Product Batch, a Certificate of Compliance for such GMP Product Batch; and (c) the other Batch Documentation regarding the Manufacture of such Batch(es).

3.2
Manufacture of Product. MBI shall Manufacture Products in material compliance with the applicable warranties provided in Section 9.3 of this Agreement, the terms and conditions of this Agreement, the applicable SOW, and the Quality Agreement. MBI will perform all Manufacturing at the Facility, provide all staff necessary to perform the Manufacturing in accordance with the terms of the applicable SOW and this Agreement, and hold at such Facility all Client Materials, Client-Supplied Raw Materials, Client Equipment and other items used in the Manufacturing. MBI will not change the location of such Facility or, except as permitted under Section 2.7, use any additional facility for the performance of Manufacturing under this Agreement, without at least [***] days prior written notice to, and prior written consent from, Client, which consent will not be unreasonably withheld or delayed (it being understood and agreed that Client may withhold consent pending satisfactory completion of a quality assurance audit and/or regulatory impact assessment of the new location or additional facility, as the case may be). MBI shall use commercially reasonable efforts to perform the Manufacturing under each SOW in an efficient and timely manner substantially in accordance with the time line and schedule set forth in such SOW, provided that MBI does not guarantee that any specific delivery date(s) will be met. MBI shall notify Client in writing promptly upon becoming aware of any circumstance that will, or could reasonably be expected to, result in any delay in performance of the Manufacturing, and the Parties shall cooperate in good faith to avoid or minimize any such delay. MBI represents and warrants to Client that it has and will maintain during the duration of any Project performed under an applicable SOW all Permits necessary for the conduct of the Manufacturing. MBI shall not make or use any Product, or sell or otherwise distribute Product to a Third Party for any purpose, in each case unless specifically authorized in writing under this Agreement.
3.3
Raw Materials. Except as otherwise expressly set forth in any SOW, MBI will purchase all generally available Raw Materials required for the Manufacture of Products, subject to Section 4.2. If an SOW provides for Client to supply any Raw Material (including any human cells) to MBI (“Client‑Supplied Raw Material”), Client shall provide, or cause its designee to provide, to MBI, at no cost to MBI, the Client-Supplied Raw Materials in sufficient quantities and of appropriate quality (including, if applicable, complying with any applicable specifications for such Client-Supplied Raw Materials) for use in the Manufacture of Product. In the case of Client-Supplied Raw Material for use in the Manufacture of any GMP Product Batches, Client shall be solely responsible for the qualification of all suppliers of such Client-Supplied Raw Material and for ensuring that such Client-Supplied Raw Material is of suitable quality and grade (USP or EP) for Client’s intended use. Client will at all times retain title to and ownership of the Client-Supplied Raw Materials. MBI will store all Raw Materials, including Client-Supplied Raw Materials, at no cost for the duration of the applicable Project, after which MBI shall have the right to charge Client additional fees if longer storage is requested by Client.
3.4
Batch Scheduling; Cancellation Fees. All GMP Product Batches to be Manufactured under this Agreement shall be run on a per patient basis and scheduled as mutually agreed by the Parties in good faith and in accordance with the relevant SOW, provided that Client shall use all reasonable efforts to ensure that each such Batch is scheduled at least [***] days in advance. Except in the case of termination of this Agreement and/or one or more SOWs by Client pursuant to Section 10.2 for MBI’s uncured material breach or pursuant to Section 10.3(b), if Client, on or within [***] days of the mutually agreed scheduled date of commencement of performance of the relevant Batch, (i) cancels or postpones the relevant GMP Product Batch, or (ii) causes the cancellation or postponement by MBI of such Batch by failing to provide the agreed Client Information, Client Materials, and/or Client-Supplied Raw Materials in sufficient time, quantity and quality for such run(s) (in which case MBI shall promptly notify Client in writing of such cancellation), or fails to timely pay any amount that is an Undisputed Payment due and outstanding under any SOW, in which case MBI will provide written notice of its intent to cancel such Batch, and Client shall have [***] days to make payment in full for said Undisputed Payment to avoid cancellation, Client shall pay to MBI a cancellation fee (the “Cancellation Fee”) as specified in the relevant SOW For the avoidance of doubt, any postponement of a GMP Product Batch shall be subject to mutual written agreement, and shall incur the Cancellation Fee as specified in the relevant SOW.

For clarity, to trigger payment of the Cancellation Fee, the cancellation or postponement of a Batch has to be requested or caused by Client and not caused by MBI. For clarity, in no event shall any specific economic consequences of cancellation or postponement be greater than the amounts otherwise due to MBI had the relevant Batch(es) not been cancelled or postponed.

3.5
Process/Specifications Changes. Notwithstanding Section 2.3, any change or modification to the Manufacturing Process or Specifications for any Product must be approved in advance by both Parties in writing, and will be made in accordance with the change control provisions of the applicable Quality Agreement and SOW.
4.
PAYMENT.
4.1
Fees, Expenses and Applicable Taxes. For the Services and Manufacturing provided by MBI and its Affiliates hereunder, Client agrees to pay MBI: (a) the Fees set forth in the applicable SOW (“Fees”); (b) the Expenses reasonably incurred by MBI and/or its Affiliates in the course of providing the Services and Manufacturing, in accordance with Section 4.2; and (c) any Applicable Taxes, in accordance with Section 4.5.
4.2
Expenses. Client acknowledges that actual costs and expenses incurred by MBI in performing the Services or Manufacturing under an SOW may differ from the estimated costs set forth in such SOW. Accordingly, in addition to the agreed Fees and estimated costs specified in an SOW, Client shall pay or reimburse MBI for the following documented costs and expenses (including reasonable costs for travel, accommodation, lodging) incurred by MBI in connection with the performance of Services or Manufacturing (collectively, the “Expenses”):
(a)
the actual cost of any quantity(ies) of Raw Materials (other than Client-Supplied Raw Materials) necessary for the performance of Services or Manufacturing that exceed the anticipated cost or required quantity(ies) of such Raw Materials under the original SOW, or any applicable Change Order thereto, for which the additional quantities Client is responsible and for so long as the need for additional Raw Materials shall not be caused by MBI’s willful misconduct nor gross negligence;
(b)
the actual cost of outside professional services to MBI provided that such services are set forth in the SOW or otherwise approved by Client in advance and performed in accordance with Client’s instructions and the terms of this Agreement and the SOW, or any applicable Change Order thereto; and
(c)
the actual fees and costs charged to MBI by a Third Party auditor for the conduct of any “without cause” GMP compliance audit pursuant to Section 6.2 and the costs for material and labor incurred by MBI in reasonably preparing for and cooperating with such “without cause” audit (to be charged to Client at applicable MBI standard rates, currently [***] and subject to annual revision); and
(d)
the costs and expenses (including without limitation labor and material costs) reasonably incurred by MBI in accordance with Sections 6.4, 6.5, or Section 6.5 and not covered under (c) above (to be charged to Client at applicable MBI standard rates, currently [***] and subject to annual revision).
4.3
Invoices; Payment. MBI shall provide to Client for each SOW one or more separate invoices (to be delivered at intervals specified in such SOW) for the Fees earned and Expenses or Cancellation Fees incurred in performing Services or Manufacturing under such SOW, each such invoice summarizing the Services or Manufacturing performed during that period of time under that SOW. MBI will keep accurate financial records of out-of-pocket costs and Expenses incurred in the performance of Services and Manufacturing and invoice calculations.
4.4
Manner and Place of Payment. Except as otherwise specified in an SOW, Client shall pay each undisputed invoice within [***] days of receipt. All undisputed invoiced amounts shall be paid in full by the Client without deduction or set off. All payments due to MBI under this Agreement shall be made in U.S. Dollars by wire or electronic fund transfer in immediately available funds to a bank and account designated in writing by MBI. Client shall be responsible for payment of all bank charges assessed by the originating bank associated with such manner of payment. Payment by credit card is expressly excluded as a means for payment for any of the Services or Manufacturing provided under one or more SOWs.
4.5
Applicable Taxes. Client will pay, upon receipt of invoice from MBI, any applicable sales, use, consumption, goods and services, and value-added taxes, duties, assessments and other charges and expenses imposed by any government authority arising out of the provision of Services or Manufacturing and/or the delivery of Products to Client under this Agreement and the applicable SOW, except taxes imposed on MBI’s (or its Affiliates’) income (“Applicable Taxes”).
4.6
Late/Disputed Payments. In the event that any Undisputed Payment due under this Agreement is not made when due, the payment shall accrue interest at a rate of [***] per month for the period from the due date for payment until the date of actual payment; provided, however, that in no event shall such rate exceed the maximum legal annual interest rate. An “Undisputed Payment” means an amount owed by Client to MBI for which there is no good faith dispute made by Client in accordance with the provisions of this Section 4.6. The payment of such interest shall not limit MBI from exercising any other rights it may have as a consequence of the lateness of any payment. If Client disputes any payment amount, Client shall notify MBI in writing within [***] days of receipt of the invoice requesting such payment regarding the nature and amount that is disputed in reasonable detail. The Parties shall work in good faith to resolve the disputed payment amount in a timely manner, during which time interest shall not accrue on the disputed amount. For the avoidance of doubt, MBI reserves the right to suspend any and all Services or Manufacturing in the event that Client fails to timely pay one or more invoices due and outstanding under any SOW, as applicable.
4.7
Deposit. If and to the extent agreed upon in an SOW, Client will pay to MBI a deposit for amounts payable to MBI under such SOW (“Deposit”). In the event Client has paid a Deposit, MBI will hold the Deposit on Client’s behalf and credit the Deposit to amounts owed to MBI by Client as set forth in the applicable SOW. In the event that Client has failed to pay any undisputed amounts when due, MBI will, upon written notice to Client, apply any Deposit to such undisputed amounts as of the date such amounts are due. Upon completion or termination of an SOW, any unused portion of a Deposit will be refunded to Client within [***] days of such completion or termination.
5.
DELIVERY; ACCEPTANCE AND REJECTION.
5.1
Quality Control Documentation. Except as otherwise specified in an SOW or any Quality Agreement executed hereunder, prior to the delivery of any Batch of Product to Client, MBI shall provide Client with the relevant Batch Documentation. MBI agrees not to ship Product to Client prior to acceptance in accordance with Section 5.3.
5.2
Delivery. Except as otherwise specified in an SOW, all Product shall be delivered [***]. MBI will package Product in accordance with Client’s reasonable written instructions. Subject to Section 5.1 and Section 5.3, Client shall arrange for its designated carrier to collect each shipment of Product from the Facility no later than [***] days after MBI’s delivery to Client of the Batch Documentation for such shipment, and if Client does not cause such designated carrier to do so within such [***] day period, MBI shall have the right to charge, and Client shall pay, additional Fees at MBI’s then-standard rates for storage of such Product beyond such [***] day period. Client shall be responsible for insuring all Product upon MBI’s delivery thereof to the designated carrier at the Facility. Client shall provide MBI with proof of export for MBI tax filing purposes. All shipments will be subject to the standard terms and conditions of the designated carrier, and MBI shall have no liability to Client for any loss, damage or delay in a shipment attributable to the designated carrier or to events occurring during or after delivery by MBI to the carrier.
5.3
Acceptance and Rejection. Client shall have the right to reject any GMP Product Batch of Non-Conforming Product. As used herein, “Non-Conforming Product” shall mean any GMP Product Batch which, before or at the time of delivery to the common carrier specified by Client at the Facility, materially fails to conform to any of MBI’s applicable warranties provided in Section 9.3 of this Agreement. Client shall inspect each GMP Product Batch and review associated Batch Documentation, and may test samples of the Batch against the Specifications, and shall notify MBI in writing of its acceptance or rejection of such GMP Product Batch within [***] days of receipt of such Batch Documentation. If Client fails to notify MBI in writing of its rejection of any GMP Product Batch within [***] days of receipt of the Batch Documentation, Client shall be deemed to have irrevocably accepted such GMP Product Batch. If Client timely delivers notice of rejection of any GMP Product Batch to MBI, MBI shall notify Client as promptly as reasonably possible whether or not it accepts Client’s basis for rejection. If MBI in good faith disagrees with Client’s assertion that certain GMP Product Batch is Non-Conforming Product, the Batch Documentation and a sample of such GMP Product Batch shall be promptly submitted (which will not exceed [***] days) to a mutually acceptable Third Party laboratory. Such Third Party laboratory shall determine whether or not such GMP Product Batch is Non-Conforming Product, and the Parties agree that such laboratory’s determination shall be final and binding on the Parties. The Party against whom the Third Party tester rules shall bear all costs of the Third Party testing. In the event that there is a quality investigation of the GMP Product Batch, the timing for acceptance or rejection of the GMP Product Batch shall be extended by mutual agreement after completion of the quality investigation.
5.4
Sole Remedy for Delivery of Non-Conforming Product. In the event (a) MBI agrees or the Third Party laboratory determines that a GMP Product Batch is Non-Conforming Product and (b) such non-conformity resulted solely from the [***] of MBI, then MBI, at Client’s option, shall either (i) at MBI’s expense, subject to Client supplying replacement Client-Supplied Raw Materials at Client’s sole expense and paying for the Non-Conforming Product, replace such Non-Conforming Product as promptly as practicable after receipt of replacement Client-Supplied Raw Materials from Client, or (ii) refund the Fees paid by Client for the Non-Conforming Product. This Section 5.4 sets forth MBI’s entire liability and Client’s SOLE REMEDY for delivery of Non-Conforming Product. For clarity, and without limiting the generality of the foregoing, if the non-conformity of any Non-Conforming Product is the result of non-conformity of any Client-Supplied Raw Materials that was not solely caused by MBI or its Representatives, or if Client elects to use the Non-Conforming Product for its intended clinical purpose, then Client shall not be entitled to the foregoing remedy. For clarity, Client may request that such Non-Conforming Product be delivered to Client for research purposes, subject to payment of a mutually agreed reasonable fee for such Non-Conforming Product.
6.
REGULATORY.
6.1
Regulatory Filings; Master File. Client shall be solely responsible for filing and maintaining all investigational new drug applications, applications for regulatory or marketing approval, and regulatory or marketing approvals with respect to any Product (collectively, “Regulatory Filings”), which, for the avoidance of doubt, exclude any applicable Master File(s). Client acknowledges that MBI shall at all times be the sole and exclusive owner of the Master File(s). Upon Client’s written request, MBI shall submit a letter of authorization to FDA authorizing FDA to access and refer to the applicable Master

File(s) in support of Client’s Regulatory Filings with respect to any Product and shall promptly provide Client with a copy of such letter of authorization. For clarity, neither this Section nor any other provision of this Agreement shall be construed to obligate MBI to disclose the contents of the Master File(s) to Client or otherwise to provide Client or its Representatives with access to the Master File. Notwithstanding the foregoing, MBI will cooperate with Client, at Client’s expense, to provide information directly to foreign regulatory authorities, under appropriate and suitable confidentiality conditions, such as utilization of commercially confidential information protection under HMA/EMA guidance, to support Client’s Regulatory Filings in jurisdictions outside the U.S., and with respect to jurisdictions in which the regulatory authorities will not accept the necessary information from MBI directly to support Client’s Regulatory Filing, MBI will make the necessary information available to Client directly, solely for use in connection with Client’s Regulatory Filing; provided however, that the disclosure of MBI’s Confidential Information under this sentence shall exclusively be effected to specifically named Client employees who have signed, each on his/her individual behalf, a non-disclosure agreement adequately protecting MBI’s confidentiality interests relating to such MBI Confidential Information prior to such disclosure. Upon MBI’s request, the Parties shall discuss and reasonably agree on any additional or alternative means that may be required or useful to protect MBI’s confidentiality interests for this purpose.
6.2
Audits; Performance Observation.
(a)
For “without cause” audits, Client and its Representatives shall have the right, acting reasonably, upon not less than [***] days advance notice and during regular business hours, and no more than once in any given [***] month period during the Term hereof, to inspect and audit the Facility used for Manufacture of Product, and MBI’s records at the Facility that are relevant to the Product to assure compliance with MBI’s obligations under this Agreement and the applicable SOW, including for compliance with the Agreed Standards, Applicable Laws, including GMP if applicable, and other prevailing quality system requirements. Such inspection and audit shall be limited to those portions of the Facility that are involved in the Manufacture of the Product, and shall be conducted in a manner so as to minimize disruption of business operations. MBI and its Affiliates reserve the right, at its sole discretion, to exempt certain documentation from such audit by Client if and to the extent this is reasonably required in order to protect MBI’s Technology and Confidential Information of MBI’s other clients, and to the extent that disclosure of such information under such audit is not required by an Authority (as defined below). All information disclosed to or otherwise observed by Client or its Representatives during any such audit or inspection shall be deemed Confidential Information of MBI or its Affiliates, respectively. If Client appoints any Third Party to perform such audit, Client warrants and represents that such Third Party will abide by confidentiality obligations no less stringent than those contained in this Agreement. Client’s representatives shall at all times while present at the Facility comply with all applicable health, safety, environmental and security laws and applicable MBI (or Affiliate) standard policies and procedures.
(b)
If required for Client’s submission of any Regulatory Filing to FDA or equivalent regulatory authority (“Authority”) or necessary for approval thereof by FDA or other Authority, MBI shall permit representatives of the relevant Authority, or cause an appropriately qualified Third Party mutually selected by MBI and Client, to conduct a GMP compliance audit at the Facility, at Client’s sole expense, subject to any reimbursement by Client as described in Section 4.2. As a condition to allowing such Third Party auditor to conduct a GMP compliance audit at the Facility, MBI will require such Third Party auditor to execute a non-disclosure agreement with MBI. The Third Party auditor shall not have the right to copy any notes, data, records or other documentation maintained by MBI. The contents of such Third Party auditor’s audit report shall be limited to the minimum information legally required for Client’s submission of the applicable Regulatory Filing or necessary for approval thereof by FDA or other relevant Authority. MBI shall deliver a copy of the audit report to Client promptly following the issuance thereof. In no event shall any such audit report disclose or include any MBI Technology or other Confidential Information of MBI (including, without limitation, the Manufacturing Process or any portion thereof).

(c)
MBI will permit Client or its Representatives to observe and consult with MBI during the performance of Services or Manufacturing under this Agreement, subject to MBI’s person in plant policies regarding conduct of Client and its Representatives while in the Facility.
6.3
Adverse Event Reporting. Client shall be responsible for all reporting to regulatory authorities of adverse events associated with the use of any Product.
6.4
Regulatory Inspections. In the event MBI receives any correspondence from any regulatory or governmental agency relating specifically to a Product, or any notice of inspection or any inspection visit by any regulatory or governmental authority relating specifically to a Product, MBI shall notify Client thereof and shall keep Client informed of any written observations (or any other written communication) by such regulatory or governmental authority that could reasonably be expected to have a material adverse impact on MBI’s ability to supply Product and of MBI’s response to any such observation, per the specific details in the Quality Agreement. MBI will use reasonable efforts to consult with Client before responding to each such communication relating specifically to Product. In addition to any express obligations under any Quality Agreement, MBI shall promptly furnish Client with summaries of all reports, documents and correspondence with respect to any such inquiries, visits or inspections.
6.5
Audit and Inspection Costs. Client shall reimburse MBI and its Affiliates for all Expenses reasonably incurred by MBI and/or its Affiliates (as the case may be) in connection with (i) the Facility audits pursuant to Section 6.2 and (ii) any regulatory inspections by, or correspondence with, any regulatory or governmental agency pursuant to Section 6.4.
6.6
Assistance. MBI shall, if and as requested, consult with and provide reasonable assistance to Client with regard to regulatory matters concerning the Product, as appropriate, and Client shall be charged for any Expenses arising therefrom.
7.
OWNERSHIP OF INTELLECTUAL PROPERTY.
7.1
Client Property. MBI acknowledges and agrees that, as between the Parties, Client Technology constitutes the sole and exclusive property of Client. Except as expressly set forth in Section 7.2, all right, title and interest in and to Results generated by or on behalf of MBI in the performance of Services under any SOW, including all patent and other intellectual property rights therein (collectively, “Client Property”), will be owned solely by Client. MBI hereby assigns to Client all right, title and interest in and to Client Property. MBI represents and warrants to Client that each employee, agent, consultant and subcontractor of MBI or its Affiliates performing any Services hereunder is obligated to assign all right, title and interest in and to Client Property to MBI. MBI shall, and shall cause its Affiliates and its and their employees, agents, consultants and subcontractors to, sign and deliver to Client all writings and do all such things as may be necessary or appropriate to vest in Client all right, title and interest in and to Client Property. Client may, in its sole discretion, file and prosecute in its own name and at its own expense, patent applications on any patentable inventions within the Results. Upon the request of Client, and at Client’s expense, MBI will assist Client in the preparation, filing and prosecution of such patent applications and will execute and deliver any and all instruments necessary to effectuate the ownership of such patent applications and patents and to enable Client to file and prosecute such patent applications in any country.
7.2
MBI Technology. Client Property shall not include MBI Technology, and Client acknowledges and agrees that, as between the Parties, all MBI Technology is and shall continue to be owned solely and exclusively by MBI. In order to provide Client with freedom to operate with respect to any Results or GMP Product Batch delivered by MBI to Client pursuant to this Agreement, and subject to the terms and conditions of this Agreement, MBI hereby grants to Client a limited, worldwide, non-exclusive license, under MBI Technology solely to use Results or GMP Product Batch delivered by MBI to Client hereunder to research, develop, make, have made, and use non-commercial products [***]. The foregoing license shall not include the right to sublicense to any party other than an Affiliate or relevant bona fide commercial partner, but Client, its Affiliates and relevant bona fide commercial partners shall have the right to use contract research organizations to perform such research, preclinical development and clinical development activities on behalf of Client. For clarity, and notwithstanding the foregoing or any other provision of this Agreement to the contrary, MBI does not grant, and Client shall not have, any license, under MBI Technology or otherwise, to [***].
7.3
No Implied License. Neither Client nor MBI grants or transfers to the other by operation of this Agreement any right or license under any patent right, copyright right, trademark right or other proprietary right of such Party, except as expressly set forth in this Agreement.
7.4
Technology Transfer. If Client elects to Manufacture Product, or to have Product Manufactured by a Third Party, then MBI will provide to Client or its designee, all Manufacturing related information, including documentation, technical assistance, materials and cooperation by appropriate employees of MBI as Client or its designee may reasonably require in order to Manufacture Product. Client will compensate MBI for such assistance at MBI’s then standard hourly rate(s).
8.
CONFIDENTIALITY.
8.1
Confidentiality Obligation. Except to the extent expressly authorized by this Agreement, the Receiving Party agrees that, during the Term and for [***] years thereafter (the “Confidentiality Period”), it shall keep confidential and shall not publish or otherwise disclose to any Third Party, and shall not use for any purpose other than as expressly provided for in this Agreement, any Confidential Information of the Disclosing Party The Receiving Party may disclose Confidential Information to those of the Receiving Party’s Representatives who have a need for such Confidential Information, provided that the Receiving Party shall advise such Representatives of the confidential nature thereof, shall insure that each such Representative is bound in writing by obligations of confidentiality and non-use at least as stringent as those contained in this Agreement, and shall be responsible for the compliance of its Representatives with the terms of this Agreement. The Receiving Party shall use at least the same standard of care as it uses to protect proprietary or confidential information of its own (but in no event less than reasonable care) to ensure that its Representatives do not disclose or make any unauthorized use of the Confidential Information. The Receiving Party shall promptly notify the Disclosing Party upon discovery of any unauthorized use or disclosure of the Confidential Information.
8.2
Exceptions. The Receiving Party’s obligations under Section 8.1 shall not apply to any information that the Receiving Party can prove by competent evidence: (a) is now, or hereafter becomes, through no act or failure to act on the part of the Receiving Party in breach of this Agreement, the Prior Agreement or any prior confidentiality agreement between the Parties hereto, generally known or available; (b) is known by the Receiving Party at the time of receiving such information from the Disclosing Party, as evidenced by its pre-existing written records; (c) is hereafter furnished to the Receiving Party by a Third Party, as a matter of right and without restriction on disclosure; or (d) is independently discovered or developed by the Receiving Party, without the aid, use, or application of any Confidential Information disclosed or made available to the Receiving Party by the Disclosing Party, as evidenced by the Receiving Party’s contemporaneously-maintained written records.
8.3
Authorized Disclosure. Notwithstanding the provisions of Section 8.1, the Receiving Party may disclose Confidential Information, without violating its obligations under this Agreement, to the extent the disclosure is:

(a)
required by a valid order of a court or other governmental body of competent jurisdiction or is otherwise required by Applicable Laws; provided that the Receiving Party shall, prior to disclosure, give reasonable prior written notice to the Disclosing Party of such required disclosure and, at the Disclosing Party’s request and expense, shall cooperate with the Disclosing Party’s efforts to contest such requirement, to obtain a protective order requiring that the Confidential Information so disclosed be used only for the purposes for which the order was issued or the law or regulation required, and/or to obtain other confidential treatment of such Confidential Information; or
(b)
reasonably necessary to enforce the Receiving Party’s rights under this Agreement.
8.4
Confidentiality of this Agreement. This Agreement and its terms are considered Confidential Information of both Parties, and each Party shall keep confidential and shall not publish or otherwise disclose the terms of this Agreement without the prior written consent of the other Party, except as expressly permitted by Section 8.3.
8.5
Use of Names. Except as otherwise required by Applicable Laws, neither Party shall make any public statement concerning this Agreement or the transactions contemplated by this Agreement or use the other Party’s name or trademarks in any advertising, sales, or promotional material or in any publication without the prior written consent of the other Party.
9.
REPRESENTATIONS AND WARRANTIES; DISCLAIMER; LIMITATION OF LIABILITY.
9.1
Mutual Representations and Warranties. Each Party represents and warrants to the other that: (a) it is duly organized and validly existing under the laws of its jurisdiction of incorporation or formation, and has full corporate or other power and authority to enter into this Agreement and to carry out the provisions hereof; (b) it is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder; and (c) this Agreement is legally binding upon it, enforceable in accordance with its terms, and does not conflict with any agreement, instrument, or understanding, oral or written, to which it is a party or by which it may be bound.
9.2
Limited Services Warranty. MBI represents and warrants that (a) it will perform the Services under each SOW in a workmanlike manner and with professional diligence and skill in accordance with prevailing industry standards, and in material compliance with Agreed Standards and Applicable Laws; (b) the Services will be performed with requisite care, skill and diligence, by individuals who are appropriately trained and qualified; and (c) to MBI’s knowledge as of the Effective Date, MBI has not received any written communication alleging that the practice of MBI Technology infringes the patent rights or misappropriates the trade secrets of any Third Party and it will promptly notify Client in writing should it become aware of any claims asserting such violation. In the event of a material error by MBI in the performance of any Services that renders the Results invalid, MBI shall, at Client’s option and as Client’s SOLE REMEDY, either (i) repeat those particular Services at MBI’s expense, subject to Client providing MBI, at no cost to MBI, with any Client Materials and Client-Supplied Raw Materials necessary for the performance of such Services, or (ii) refund to Client the Fees actually paid for those particular Services. No claim for breach of MBI’s warranty under this Section 9.2 with respect to Services performed under an SOW may be brought more than [***] months after completion of the applicable Project.
9.3
Product Warranty. MBI represents and warrants to Client with respect to each Batch of Product supplied hereunder that: (a) such Batch will have been Manufactured in material compliance with the Agreed Standards, Applicable Laws, the Quality Agreement and the Manufacturing Process; and (b) provided that Client has paid all relevant Fees and Expenses relating thereto, when delivered, Client will have good and marketable title, free and clear of any liability, pledge, lien, restriction, claim, charge, security interest and/or other encumbrance, to such Batch of Product; provided, however, that MBI shall have no responsibility whatsoever with respect to any deficiency of Product that, directly or indirectly, is caused by or results from MBI’s reliance on or use of Client Materials, Client-Supplied Raw Materials, and/or Client Information. Client’s remedies for MBI’s breach of this warranty shall include those expressly set forth in Section 5.4.
9.4
No Debarment Warranty. MBI, its Affiliates, approved subcontractors, and each of their respective officers and directors, as applicable, and any person used by MBI, its Affiliates or approved subcontractors to perform Services or Manufacturing under this Agreement: (i) have not been debarred and are not subject to a pending debarment pursuant to section 306 of the United States Food, Drug and Cosmetic Act, 21 U.S.C. § 335a; (ii) are not ineligible to participate in any federal and/or state healthcare programs or federal procurement or non-procurement programs (as that term is defined in 42 U.S.C. § 1320a-7b(f)); (iii) are not disqualified by any government or regulatory authorities from performing specific services, and are not subject to a pending disqualification proceeding; and (iv) have not been convicted of a criminal offense related to the provision of healthcare items or services and are not subject to any such pending action. MBI will notify Client immediately if MBI, its Affiliates, or approved subcontractors, or any person used to perform Services or Manufacturing under this Agreement, or any of their respective officers or directors, as applicable, is subject to the foregoing, or if any action, suit, claim, investigation, or proceeding relating to the foregoing is pending, or to the best of MBI’s knowledge, is threatened.
9.5
Client Warranties. Client represents and warrants to MBI that (i) all Client Materials and Client-Supplied Raw Materials supplied by Client to MBI hereunder shall conform in all material respects to the applicable specifications, if any, for such Client Materials and Client-Supplied Raw Materials specified in the applicable SOW or the Quality Agreement (as applicable), in each case, as in effect at the time of delivery to MBI; and (ii) Client Information provided to MBI hereunder is, to Client’s knowledge, true, accurate, complete and suitable in all material respects for the performance of the relevant Services under the applicable SOW. Client hereby covenants to MBI to use all Results and Product(s) delivered to Client hereunder at all times in accordance with Applicable Laws.
9.6
Disclaimer. Except as expressly set forth herein, EACH PARTY EXPRESSLY DISCLAIMS ANY AND ALL WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, THE WARRANTIES OF DESIGN, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THE INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES, OR ARISING FROM A COURSE OF DEALING, USAGE, OR TRADE PRACTICES. Without limiting the generality of the foregoing, Client acknowledges and agrees that, due to the complex nature of the subject matter hereof, MBI does not make, and hereby disclaims, any representation or warranty: (a) as to the safety or usefulness for any purpose of any Results or Product delivered hereunder, including, without limitation, the safety or usefulness of any Results or Product for Client’s intended use thereof; (b) that MBI’s performance of the Services or Manufacturing will yield a specific desired result; or (c) that any Results or Product will be acceptable to any regulatory governmental agency to which it is presented, or that Client will be able to market or otherwise exploit any product obtained from the use thereof.
9.7
Limitation of Liability. EXCEPT FOR LIABILITY FOR BREACH OF THE OBLIGATIONS IN ARTICLE 7.3, INFRINGEMENT OF THE OTHER PARTY’S INTELLECTUAL PROPERTY, OR INTENTIONAL BREACH OF CONTRACT, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, IN NO EVENT SHALL EITHER PARTY BE ENTITLED TO RECOVER FROM THE OTHER PARTY ANY SPECIAL, INCIDENTAL, CONSEQUENTIAL, OR PUNITIVE DAMAGES ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, EVEN IF THE OTHER PARTY HAD NOTICE OF THE POSSIBILITY OF SUCH DAMAGES In addition, in no event shall: (a) MBI’s aggregate liability to Client arising out of or relating to this Agreement exceed [***] the total Fees paid or payable by Client to MBI under the applicable SOW giving rise to such liability during the [***] month period immediately preceding the event giving rise to such liability; and (b) MBI have any liability whatsoever to Client or any Third Party arising out of or in connection with the research, development, manufacture, use, handling, storage, sale or other disposition of any Product by or on behalf of Client or any of its Affiliates or licensees.
9.8
Liability for Clinical Trials. As between MBI and Client, Client agrees that it shall be Client’s sole responsibility to determine that Product will be safe for human use, and Client hereby assumes the sole responsibility and liability for any injuries, claims, actions, damages, losses, or liability of any kind, including direct, indirect, incidental, consequential, or punitive damages resulting from or arising out of or in connection with the administration, possession, use, misuse, or nonuse of the Product, by or on behalf of Client or its Affiliates in clinical trials or other studies or treatment involving human subjects, provided that any such claims, actions, etc. are not the result of the gross negligence or willful misconduct of MBI, and Client agrees to defend, indemnify and hold MBI harmless from and against any Third Party claims arising therefrom, in accordance with Section 11.1 below.
9.9
Insurance. Each Party agrees to self-insure, or to provide and maintain during the Term of this Agreement, at its sole expense, comprehensive insurance, including general liability insurance and product liability insurance, covering the Party’s respective activities in connection with this Agreement, in accordance with Applicable Laws. The insurance shall provide appropriate limits of liability in accordance with generally accepted standards. Each Party will upon reasonable request furnish to the other certificates of insurance evidencing that such insurance is in effect. Each Party shall serve prompt notice on the other in the event that such insurance should be materially adversely changed or terminated for any reason.
10.
TERM AND TERMINATION.
10.1
Term. The term of this Agreement shall commence on the Effective Date and, subject to earlier termination of this Agreement in accordance with this Article 10, shall continue for a period of three (3) years from the Effective Date and thereafter shall automatically renew for successive one (1)-year periods, unless either Party provides written notice to the other Party of its desire not to renew at least ninety (90) days prior to the expiration of the then-current term (the initial three-year term, together with any renewal terms, collectively, the “Term”); provided, however, that if Services or Manufacturing under any SOW are in progress as of the expiration of the Term, this Agreement shall continue in effect solely with respect to such Services or Manufacturing until completion of such Services or Manufacturing or the earlier termination of such SOW in accordance with this Article 10.
10.2
Termination for Material Breach. Each Party shall have the right to terminate this Agreement or any SOW upon sixty (60) days’ (or, in the case of breach of any payment obligation, fifteen (15) days’) prior written notice to the other Party upon or after the material breach of this Agreement or any SOW by the other Party if the breaching Party has not cured such breach by the end of such sixty (60)-day (or fifteen (15)-day, as applicable) period. If such notice of breach is for breach of an SOW, such notice shall note the specific SOW under which such breach is claimed. Notwithstanding the foregoing, in the event of a good faith dispute as to whether performance has been made by either Party pursuant to this Agreement, including any good faith dispute as to payments due under this Agreement, the relevant cure period with respect thereto will be tolled pending resolution of such dispute in accordance with the applicable provisions of this Agreement; provided, that if such dispute relates to payment, the cure period will only apply with respect to payment of disputed amounts, and not with respect to undisputed amounts.
10.3
Termination at Will. Client may terminate this Agreement or any SOW at any time upon (a) ninety (90) days’ prior written notice to MBI, or (b) written notice to MBI following a Bankruptcy Event.

10.4
Payment Upon Termination. In the event of termination of this Agreement before completion of the Services or Manufacturing specified in any SOW, or termination of any SOW before completion of the Services or Manufacturing specified in such SOW, Client shall pay MBI for all Services or Manufacturing completed through the date of termination in accordance with this Agreement and such SOW, including, except as provided for below, reasonable and documented out-of-pocket costs and non- cancellable obligations incurred by MBI in accordance with this Agreement and such SOW and Expenses incurred by MBI in accordance with Section 4.2, and if applicable, the Cancellation Fee(s) due under Section 3.4 with respect to any Manufacturing run cancelled by virtue of such termination, prior to MBI’s delivery of all relevant Client Property and completed GMP Product Batches (as applicable) to Client. As promptly as practicable after the termination of any SOW (either individually or as a result of termination of this Agreement), MBI shall deliver to Client a written itemized statement of (i) all Services or Manufacturing performed under such SOW, (ii) the Fees payable by Client for such Services or Manufacturing, and (iii) the actual Expenses and non-cancelable Expenses reasonably incurred by MBI in accordance with this Agreement and such SOW, and (iv) if applicable, the Cancellation Fee(s) payable by Client under Section 3.4, and Client shall pay the undisputed invoiced amount within [***] days of receipt of invoice. MBI shall use commercially reasonable efforts to mitigate the amounts payable by Client hereunder in the case of early termination.
10.5
Return of Confidential Information and Client Materials. In the event of expiration or termination of this Agreement, the Receiving Party shall return to the Disclosing Party all Confidential Information of the Disclosing Party (including all copies thereof) in the Receiving Party’s possession; provided, however, that the Receiving Party may retain one copy of such Confidential Information in the Receiving Party’s secure archives for the sole purpose of monitoring compliance with its obligations hereunder or as required by Applicable Laws. Further, upon request, MBI will also promptly return all Client Materials and Client-Supplied Raw Materials, at Client’s expense.
10.6
Accrued Rights; Survival. Except as expressly set forth in Section 10.4 or 10.5 or in this Section 10.6, upon expiration or any termination of this Agreement, all rights and obligations of the Parties under this Agreement shall terminate and be of no further force or effect. Notwithstanding the forgoing, the rights and obligations of this Agreement will survive and control all SOWs, under which Services or Manufacturing are still being performed by MBI, despite the expiration or termination of this Agreement. The expiration or termination of this Agreement for any reason shall not release either Party from any liability or obligation that, at the time of such expiration or termination, has already accrued to the other Party or that is attributable to a period prior to such expiration or termination, nor will expiration or any termination of this Agreement preclude either Party from pursuing all rights and remedies it may have under this Agreement, or at law or in equity, with respect to breach of this Agreement. In the event of expiration or any termination of this Agreement, the provisions of Sections [***] of this Agreement shall survive such expiration or termination in accordance with their respective terms and conditions.
11.
INDEMNIFICATION.
11.1
By Client. Client hereby agrees to save, defend, indemnify, and hold harmless MBI and its Representatives (each, an “MBI Indemnitee”) from and against any and all losses, damages (including direct, indirect, incidental, consequential, or punitive damages), expenses, costs (including reasonable legal expense and attorneys’ fees) and liabilities of any kind (collectively, “Losses”), to which any MBI Indemnitee may become subject as a result of any claim, demand, action, or other proceeding by any Third Party (each a “Third-Party Claim”) to the extent such Losses arise directly or indirectly out of: (a) the transfer or disclosure to MBI of Client Materials, Client Information or Client-Supplied Raw Materials; (b) the research, development, manufacture, use, handling, storage, sale, or other disposition by or on behalf of Client or any of its Affiliates or Third Party licensees, of any Result or Product; (c) the gross negligence or willful misconduct of any Client Indemnitee (defined below); or (d) the breach by Client of any warranty, representation, covenant, or agreement made by Client in this Agreement; except, in each case, to the extent such Losses result from the gross negligence or willful misconduct of any MBI Indemnitee or the breach by MBI of any warranty, representation, covenant, or agreement made by MBI in this Agreement.
11.2
By MBI. MBI hereby agrees to save, defend, indemnify, and hold harmless Client and its Representatives (each, a “Client Indemnitee”) from and against any and all Losses to which any Client Indemnitee may become subject as a result of any Third-Party Claim, to the extent such Losses arise directly or indirectly out of: (a) the gross negligence or willful misconduct of any MBI Indemnitee; or (b) the breach by MBI of any warranty, representation, covenant, or agreement made by MBI in this Agreement; except, in each case, to the extent such Losses result from the gross negligence or willful misconduct of any Client Indemnitee or the breach by Client of any warranty, representation, covenant or agreement made by Client in this Agreement.
11.3
Control of Defense. In the event a Client Indemnitee or MBI Indemnitee seeks indemnification under Section 11.1 or Section 11.2, it shall: (a) inform the other Party (the “Indemnifying Party”) of a Third-Party Claim as soon as reasonably practicable (and in any event within [***] days) after it receives notice of the claim; (b) shall permit the Indemnifying Party to assume direction and control of the defense of the claim (including the right to settle the claim solely for monetary consideration with no admission of fault and using legal counsel of its choice) at the Indemnifying Party’s expense; and (c) shall cooperate as reasonably requested (at the expense of the Indemnifying Party) in the defense of the claim; provided, however, no Indemnitee shall be required to admit fault or responsibility in connection with any settlement. An Indemnitee’s failure to perform any obligations under this Section shall not relieve the Indemnifying Party of its obligations under this Article 11 except to the extent that the Indemnifying Party can demonstrate that it has been materially prejudiced as a result of such failure. An Indemnitee shall have the right participate in and observe the proceedings through its own separate legal counsel at its own expense.
12.
MISCELLANEOUS.
12.1
Compliance with Laws; Cooperation. In exercising their rights under this Agreement and the applicable SOWs, and performing any obligations thereunder, the Parties shall fully comply in all material respects with the requirements of any and all Applicable Laws of any governmental body having jurisdiction over the exercise of rights under this Agreement. Each Party shall make reasonable efforts to furnish to the other Party any information reasonably requested or required by that Party during the Term of this Agreement or any extensions thereof to enable the requesting Party to comply with the requirements of any U.S., state and/or government agency.
12.2
Non-Solicitation. During the Term and for [***] months thereafter, neither Party shall solicit or seek to hire as an employee, or solicit or seek to engage as a consultant, any current employee of the other Party that was involved in the provision or utilization of Services or Manufacturing; provided, however, that this provision will not prevent either Party from causing to be placed any general advertisement or similar notice, including in newspapers, trade publications, through social media, on internet job boards and sites, or use of professional recruiters, that is not targeted specifically at employees of the other Party.
12.3
Independent Contractor Relationship. MBI’s relationship with Client is that of an independent contractor, and nothing in this Agreement should be construed to create a partnership, joint venture, or employer-employee relationship. Neither Party is an agent of the other Party or authorized to make any representation, contract, or commitment on behalf of the other Party. MBI will be responsible for and will withhold and/or pay any and all applicable federal, state or local taxes, payroll taxes, workers’ compensation contributions, unemployment insurance contributions, or other payroll deductions from the compensation of MBI’s employees and other MBI personnel. MBI understands and agrees that it is solely responsible for such matters and that it will indemnify Client and hold Client harmless from all claims and demands in connection with such matters.
12.4
Entire Agreement; Amendment. This Agreement (including the SOWs and Exhibit(s) attached hereto) constitutes the final, complete, and exclusive agreement of the Parties with respect to the subject matter hereof. For clarity and notwithstanding the foregoing, any SOW executed by the Parties expressly referencing the Prior Agreement shall be governed by the Prior Agreement and not this Agreement, and any SOW executed by the Parties expressly referencing this Agreement shall be governed by this Agreement and not the Prior Agreement. This Agreement (including its Exhibits and SOWs) may not be changed, modified, amended, or supplemented except by a written instrument signed by both Parties.
12.5
Non-Waiver. The failure of a Party to insist upon strict performance of any provision of this Agreement or to exercise any right arising out of this Agreement shall neither impair that provision or right nor constitute a waiver of that provision or right, in whole or in part, in that instance or in any other instance. Any waiver by a Party of a particular provision or right shall be in writing, shall be as to a particular matter and, if applicable, for a particular period of time and shall be signed by such Party.
12.6
Severability. If any provision of this Agreement should be held invalid or unenforceable, the remaining provisions shall be unaffected and shall remain in full force and effect, to the extent consistent with the intent of the Parties as evidenced by this Agreement as a whole and the invalid or unenforceable provision will be changed and interpreted so as to best accomplish the objectives of such unenforceable or invalid provision and the intent of the Parties, within the limits of Applicable Laws.
12.7
Assignment. Neither this Agreement nor any rights or obligations hereunder may be assigned by either Party without the prior written consent of the other Party (which consent shall not be unreasonably withheld); provided, however, that either Party may assign this Agreement and its rights and obligations hereunder without the other Party’s consent (but with notice to the other Party): (a) in connection with the transfer or sale of all or substantially all of the business of such Party to which this Agreement relates to a Third Party, whether by merger, sale of stock, sale of assets, or otherwise; or (b) to an Affiliate, provided that the assigning Party shall remain liable and responsible to the non-assigning Party hereto for the performance and observance of all such duties and obligations by such Affiliate. The rights and obligations of the Parties under this Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the Parties and the name of a Party appearing herein will be deemed to include the name of such Party’s successors and permitted assigns to the extent necessary to carry out the intent of this section. Any assignment not in accordance with this Agreement shall be void.
12.8
Governing Law; Venue. This Agreement and any dispute arising from the performance or breach hereof or any SOW executed hereunder shall be governed by and construed and enforced in accordance with the laws of the State of Delaware and the federal laws of the United States of America, without reference to conflicts of laws principles. The exclusive venue of any dispute arising out of or in connection with the performance or breach of this Agreement shall be the state and/or federal courts in the State of Delaware, USA, and the Parties hereby consent to the personal jurisdiction of such courts. [***]. Notwithstanding the foregoing, a Party may apply to any court of competent jurisdiction for temporary or preliminary injunctive relief.
12.9
Force Majeure. Except for the obligation to make payment when due, each Party shall be excused from liability for the failure or delay in performance of its obligations under this Agreement, upon prompt written notice of such cause being given to the other Party, by reason of any force majeure event beyond such Party’s reasonable control including but not limited to Acts of God, fire, flood, explosion, earthquake, or other natural forces, war, civil unrest, acts of terrorism, accident, destruction, or other casualty, any lack or failure of transportation facilities or public utilities, any lack or failure of supply of raw materials, any strike or labor disturbance, or any other event similar to those enumerated above. Such excuse from liability shall be effective only to the extent and duration of the event(s) causing the failure or delay in performance and provided that the Party has not caused such event(s) to occur and the Party so affected shall use its commercially reasonable efforts to avoid or remove the cause or causes of nonperformance and observance expeditiously. All delivery dates under this Agreement that have been affected by force majeure shall be tolled for the duration of such force majeure.
12.10
Notices. Any notice to be given under this Agreement must be in writing and delivered either in person, by any method of certified or registered mail (postage prepaid, return receipt requested), or by internationally-recognized express courier (such as FedEx, UPS, DHL), or by email, to the Party to be notified at its address(es) given below, or at any address such Party has previously designated by prior written notice to the other pursuant to the foregoing. Notice shall be deemed sufficiently given for all purposes upon the date of confirmed receipt, including, if delivered by email, upon the date upon which the receipt of such email is confirmed by the recipient thereof by return email or other written or electronic confirmation.

If to MBI: Miltenyi Biotec, Inc.

2303 Lindbergh Road

Auburn, CA 95602

Attn: General Manager

[***]

with a copy to: Miltenyi Biotec, Inc.

2303 Lindbergh Road

Auburn, CA 95602

Attn: Finance Dept.

[***]

And to: Miltenyi Biotec B.V. & Co. KG

Friedrich-Ebert-Straße 68

51429 Bergisch Gladbach

Germany

Attn: Group General Counsel

If to Client: AVROBIO, Inc.

One Kendall Square

Building 300, Suite 201

Cambridge, MA 02139, USA

Attn: Chief Executive Officer

[***]

With a copy to: General Counsel at the same address

[***]

12.11
Interpretation. The headings of clauses contained in this Agreement preceding the text of the sections, subsections, and paragraphs hereof are inserted solely for convenience and ease of reference only and shall not constitute any part of this Agreement, or have any effect on its interpretation or construction. In this Agreement, (i) the meaning of defined terms shall be equally applicable to both the singular and plural forms of the terms defined; (ii) “or” and “any” are not exclusive; and (iii) the use of the words “including,” “includes” and “include” in this Agreement to refer to specific examples shall be construed to mean “including, without limitation” or “including, but not limited to” and shall not be construed to mean that the examples given are an exclusive list of the topics covered; and (iv) a reference to a law includes any amendment or modification to such law and any rules or regulations issued thereunder. Unless otherwise specified, references in this Agreement to any Article shall include all Sections, subsections, and paragraphs in such Article, references to any Section shall include all subsections and paragraphs in such Section, and references in this Agreement to any subsection shall include all paragraphs in such subsection. Ambiguities and uncertainties in this Agreement, if any, shall not be interpreted against either Party, irrespective of which Party may be deemed to have caused the ambiguity or uncertainty to exist. This Agreement has been prepared in the English language, and the English language shall control its interpretation. In addition, all notices required or permitted to be given hereunder, and all written, electronic, oral, or other communications between the Parties regarding this Agreement shall be in the English language.
12.12
No Third Party Rights. The provisions of this Agreement are for the exclusive benefit of the Parties and their successors and permitted assigns, and no other person shall have any right or claim against any Party by reason of these provisions or be entitled to enforce any of these provisions against any Party.
12.13
Counterparts. This Agreement, including any SOWs and Change Orders, may be executed in counterparts, each of which shall be deemed an original document, and all of which, together with this writing, shall be deemed one instrument. The signatures of the Parties to this Agreement may be transmitted as a PDF attachment to electronic mail, and such PDF will, for all purposes, be deemed to be the original signature of such Party whose signature it reproduces and will be binding upon such Party.

REMAINDER OF PAGE LEFT INTENTIONALLY BLANK

SIGNATURE PAGE TO FOLLOW

IN WITNESS WHEREOF, the Parties hereto have executed this Master Services Agreement on the Effective Date.

MILTENYI BIOTEC, INC.	AVROBIO, INC.

By: /s/ Leonard Pulig	By: /s/ Kim Raineri

Name: Leonard Pulig	Name: Kim Raineri

Title: President and General Manager	Title: Chief Manufacturing and Technology Officer

EXHIBIT A

STATEMENTS OF WORK